CONFIDENTIAL

February 20, 2020

George Barrios

Re:Separation from Employment/Revised

Dear George:

This letter agreement (the “Agreement”) sets forth the terms and conditions of the termination of your employment with World Wrestling Entertainment, Inc., including its current and former subsidiaries and affiliated entities (collectively “WWE”).

Your employment with WWE is terminated effective January 30, 2020 (“Termination Date”).

1.	WWE provided you or will provide you with:

a.your regular salary, less applicable withholdings and deductions, through your Termination Date in accordance with WWE’s regular payroll procedures and dates;

b.         a lump-sum payment, less applicable withholdings and deductions, which represents the value of your accrued, unused vacation as of the Termination Date, if any;

c.written notification in a separate letter regarding your eligibility for continued group health insurance coverage after the Termination Date pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and at your own expense; and

d.Equity Vesting:  Pursuant to the terms of the WWE Omnibus Incentive Plan, all unvested Restricted and Performance Stock units, if any, are hereby forfeited.

2.In consideration for signing this Agreement, not revoking this Agreement as set forth herein, and complying with the promises, covenants and releases set forth in this Agreement, WWE will provide you with the following payments and other benefits in the manner specified in this Agreement.  This Agreement is entered into to amicably resolve potential disputes between you and WWE, and therefore, it is not, and may not be cited as, and does not constitute any admission by WWE or you of any violation of any law or legal obligation with respect to any aspect of your employment or termination from employment.  Furthermore, nothing in this Agreement shall be construed to limit WWE’s rights and remedies.

a.            Salary and Benefit Continuation: After the Termination Date and seven (7) days following your acceptance and execution of this Agreement (within which you have not revoked that acceptance), and after confirmation that you have returned any and all WWE-owned property to Human Resources, you will be paid eighteen (18) months of your base salary (on a bi-weekly basis) as of the Termination Date, less applicable withholdings and deductions, in accordance with WWE’s regular payroll procedures and dates (“Salary Continuation Period”).  During that portion of the Salary Continuation Period you remain eligible for, and on the condition that you timely elect, group health insurance coverage continuation pursuant to COBRA, WWE shall pay the portion of your COBRA premium in the same percentage as it paid toward your health insurance premium during your employment.   All other employee benefits shall cease immediately as of your Termination Date.

b.2019 MIP Bonus Payment:  In addition to those payments and benefits set forth above, you are eligible for a discretionary bonus payment pursuant to WWE’s discretionary bonus plan at the standard time that WWE determines then active employee bonuses, and payable at the standard time, but no later than March 31, 2020. This payment will be subject to ordinary withholdings and deductions.

c.COBRA: You will be afforded COBRA coverage in accordance with applicable law at your cost after the end of the Benefit Continuation period referred to above.

3.(a)  In consideration of the payments and benefits described above, you hereby waive, release and forever discharge WWE, and its parents, subsidiaries, and related entities, and its and their respective current and former predecessors, successors, parents, subsidiaries, assigns, representatives, agents, attorneys, contractors, shareholders, officers, principals, directors and employees, either individually and/or in their official capacities (collectively, “WWE Parties”), from any and all claims of any kind or nature, debts, obligations, promises, covenants, agreements, contracts, suits, actions, causes of action, judgments, damages, expenses, demands, in law or in equity, known or unknown, suspected or unsuspected, which you ever had, now have, or which you may have, against any of the WWE Parties arising from the beginning of the world until the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown, suspected or unsuspected) arising out of or regarding your employment with or termination of employment from WWE, any claim for wages, salary, bonuses or benefits not expressly provided for in this Agreement, subject to applicable law, any contract (express or implied), any claim for equitable relief or recovery of economic, compensatory, punitive or other damages or monies, or attorneys’ fees; claims based on any tort; and all claims for alleged discrimination including, but not limited to, claims based upon age, race, color, sex, sexual orientation, gender identity, sexual harassment, marital status, religion, national origin, disability, or retaliation, including any claim, asserted or unasserted, which has arisen or which may arise under Title VII of the Civil Rights Act; the Equal Pay Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; any and all Civil Rights Acts; 42 U.S.C. § 1981; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act; the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; the Connecticut Fair Employment Practices Act, the Connecticut Wage and Hour Statutes (to the maximum extent permissible under law), the Connecticut Family and Medical Leave Act, Connecticut General Statutes Section 31-51m, Connecticut General Statutes Section 31-51q; any and all applicable Connecticut and any other state’s anti-discrimination and related statutes or any common law; and any other federal, state or local laws, rules, regulations or ordinances, whether equal employment opportunity laws, rules, regulations or ordinances or otherwise; any right or claim under any WWE severance, compensation, pension, welfare, or stock plans or policies

(except those rights vested and accrued); and any claims based on any other statutory or common law right or theory.

(b)  In further consideration of the payments and benefits provided herein, you agree you remain bound by, and thus re-affirm your obligations pursuant to those provisions set forth in the March 12, 2015 and March 18, 2018 Performance Stock, Retention and Non-Competition Agreements to the extent their provisions apply post-termination of employment, which provisions are hereby incorporated by reference as if fully set forth in this Agreement (copies also attached hereto).  Notwithstanding, in view of the additional consideration provided under this Agreement, the following revision to your post-employment obligations shall be made: the Non-Compete Period defined in Paragraph 7, and the Non-Solicit Period referred to in Paragraphs 8 and 9 of the March 12, 2015 and March 18, 2018 Agreements shall be and are hereby extended from twelve (12) to eighteen (18) months in duration.

(c)    During the Salary Continuation Period, you agree to notify WWE in writing within five (5) business days if you accept an offer of employment and/or intend to  start or take an ownership  interest in a business, whether alone or with others.  In the event you accept an offer of employment, the written notice shall identify the name and location of the new employer, your job title, and the nature of your duties. In the event you determine  to  start or take an ownership interest  in a  business alone or with others, the written notice shall identify the name and location of the business, the nature of the business, and the identity of any other person(s) and/or entities who has/have an ownership interest in the business. You further agree that the failure to provide such written notice shall be grounds to terminate all payments under this Agreement, and to reimburse WWE for any payments made to  you after any written notice required by this Section  was otherwise  due but  not  given by  you.  Written notice pursuant to this Section should be send to the General Counsel of WWE with a copy to the Senior Vice President of Human Resources.

(d)    You hereby confirm that you have resigned from the Boards of Directors of WWE and its subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement, WWE agrees that you are not waiving any right to  indemnification by any of  the  WWE Parties, whether arising from WWE's by-laws, any contract, any statute, common law, insurance policy or otherwise. WWE further affirms that it will indemnify and defend you from any claims arising out of or relating in any way to your employment in the same manner and to the same extent as if your employment were not terminated.

(e)    Nothing contained herein shall waive or modify any rights of WWE under the terms of the March 12, 2015 and March 18, 2018 Performance Stock, Retention, and Non-Compete Agreements which survive termination of your employment.

4.(a) You warrant and represent that as of the date on which you execute this Agreement, you have not filed or caused to be filed any lawsuits, claims, complaints, actions, proceedings or arbitrations in any form or forum against any of the WWE Parties.  Pursuant to and as a part of your waiver, release and discharge of the WWE Parties as set forth herein, subject to the exceptions listed below, you agree, to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against any of the WWE Parties in any form or forum, or otherwise participate voluntarily in any claim, arbitration, suit, action, investigation or other proceeding which relates to any matter that involves any of the WWE Parties, and that arises out of facts or events which occurred at any time up to and including the date of your execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement.

(b)    Nothing in this Agreement shall prevent you (or your attorneys) from:  (i) commencing an action or proceeding to enforce or interpret this Agreement; (ii) filing a charge  of discrimination with or initiating and/or participating in any investigation conducted by any federal or state administrative agency, including, but not limited to, the Equal Employment Opportunity Commission, the Connecticut Commission on Human Rights and Opportunities or any other applicable agency with jurisdiction; (iii) filing a complaint, or otherwise communicating, with the Securities and Exchange Commission; (iv) exercising your rights under the Older Workers’ Benefit Protection Act of 1990 to challenge the validity of your waiver of claims arising under the Age Discrimination in Employment Act as set forth in Paragraph 3 of this Agreement; and/or (v) filing a factually accurate claim for unemployment insurance benefits.  However, to the extent any such action under (ii) may be brought by a third party or by you, you expressly waive any claim or right to any form of monetary or other damages in connection with any such action.

5.You understand and agree that you are not entitled to and would not receive the payments and benefits described above in Paragraph 2 unless you execute this Agreement, do not revoke your acceptance within seven (7) days, and comply with the terms of this Agreement.  You also acknowledge and agree that the payments and benefits described above in Paragraph 2 are adequate and sufficient consideration for all of your obligations under this Agreement.  You represent, warrant and acknowledge that you have reported all hours worked as of the date of this Agreement and have been paid for all such hours, and that WWE owes you no wages, commissions, bonuses, stock, stock options, restricted shares, other equity, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.  In addition, you represent that you have no known workplace injuries or occupational diseases and have been provided and/or not been denied any leave to which you may have been entitled under the federal or state Family and Medical Leave Act.  You further represent that as of the date on which you execute this Agreement, you are not aware of any facts, events, incidents or omissions that could form the basis for you to make any claim against any of the WWE Parties arising under the Fair Labor Standards Act or under the federal or state Family and Medical Leave Acts.

6.Subject to your rights pursuant to Paragraph 4(b) above, you will not criticize or disparage any of the WWE Parties, or, to the maximum extent permitted by law, issue any communication, written or otherwise, that reflects adversely on any of the WWE Parties, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. Likewise, the members of WWE's Human Resources and Legal Departments, and the members of WWE's current senior level executives to whom you reported as of the Termination Date, to the maximum extent permitted by law, will not criticize or disparage you to third parties or issue any communication, written or otherwise, to third parties that reflects adversely on you, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law or regulation. On the condition that you direct all such inquiries to WWE's Human Resources Department, in response to inquiries by prospective employers, WWE shall only provide verification of your dates of employment and title.

7.(a) You agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with any of the WWE Parties which is confidential or proprietary and (i) which has not been disclosed publicly by WWE, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure (“Confidential Information”).  Confidential Information shall include information the unauthorized disclosure or use of which would reduce the value of such information to any of the WWE Parties or otherwise damage any of the WWE Parties.  Such Confidential Information may include, without limitation, WWE’s client/vendor/talent lists, its trade secrets, story lines, plot plans, scripts, any confidential, private, personal or privileged information about (or provided by) any of the WWE Parties, WWE talent or independent contractors, WWE employees or any client or prospective or former client of WWE, information concerning any of the WWE Parties’ business or financial affairs, including its/their books and records, commitments, procedures, plans and prospects, products developed by WWE or current or prospective transactions or business of WWE and any “inside information.”

(b)    You hereby confirm that as of the Termination Date, you have delivered to WWE and retained no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with WWE, which contain or refer to any Confidential Information.

(c)    You further confirm that as of the Termination Date, you will have delivered to WWE any and all property and equipment of WWE, including, but not limited to, laptop computers, smart phones and blackberry devices, which may have been provided to you and/or in your possession during your employment with WWE.

8.Subject to your rights pursuant to paragraph 4(b) above, you agree not to disclose the terms or contents of this Agreement, any claims that you did raise or could have raised against any of the WWE Parties, or the facts and circumstances underlying this Agreement, except in the following circumstances:

a.You may disclose the terms of this Agreement to a member of your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

b.You may disclose the terms of this Agreement to: (i) your tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement; (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement; or (iii) your legal counsel whom you choose to consult regarding this Agreement; and

c.Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement should that ever be necessary.

           9.Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within Paragraphs 6, 7 or 8 of this Agreement, you or your attorney shall immediately notify WWE of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of WWE, via overnight delivery, a copy of said documents served upon you.

         10.All payments or benefits under this Agreement are subject to any applicable employment or tax withholdings or deductions.  In addition, you and WWE hereby agree that it is your mutual intention that all payments or benefits provided under this Agreement. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment or benefit provided hereunder is subject to

Section 409A and payable on account of your "separation from service” (as defined in Section 409A and the related regulations), such payment will be delayed for a period of six months after your separation date (or if earlier within thirty {30) days of your date of death following the date of such separation) if you are a "specified employee” (as defined in Section 409A and the related regulations) of WWE, as determined in accordance with the regulations issued under Section 409A and the procedures established by WWE. Notwithstanding the foregoing, this provision will not apply to (i) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), (ii) to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (iii) to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A. Solely and specifically for purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a "separate payment” within the meaning of the Section 409A other than the twelve (12) months of severance and benefits payments set forth in your Offer Letter, dated January 22, 2008, which were not initially designated as "separate payments" within the meaning of Section 409A). Notwithstanding the foregoing, WWE does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state or local laws.

11.You agree that if so requested by WWE after the Termination Date, you will provide assistance and cooperation as may be needed from time to time, including but not limited to providing, locating or obtaining information and documents concerning any of the WWE Parties about which you are knowledgeable.  You further agree that you will assist and cooperate with WWE in connection with the defense or prosecution of any claim that may be made against or by and/or involving any of the WWE Parties or in connection with any ongoing or future investigation or dispute or claim of any kind involving any of the WWE Parties, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you.  You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Paragraph.

12.In the unfortunate event that you die during the Salary Continuation Period, as defined in Paragraph 2, any amounts that would have been paid to you had you lived will be paid in a lump sum to your spouse, or if you do not have a legal spouse, to your designated beneficiary under the designation you made in your WWE benefit policy.

13.If WWE reasonably determines that you have violated any of your obligations under this Agreement, or that any of your acts or omissions during your prior employment or in the future constituted or would constitute “cause” as defined in the WWE Severance Policy, with the exception of the items set forth in Sections 3.1 e, m or n of that Policy, then WWE will be entitled to stop the continued salary and benefits provided in Paragraph 2, as well as seek repayment of any and all payments and benefits already then provided to you pursuant to Paragraph 2, plus any and all damages, costs and attorneys’ fees incurred by WWE in recouping such amounts.   Nothing herein shall diminish your rights pursuant to Paragraph 4(b) of this Agreement and any actions expressly authorized by Paragraph 4(b) shall not subject you to the provisions of this Paragraph.

14.This Agreement constitutes the entire agreement between WWE and you, except for your grant to WWE of intellectual property interests in and to work product created by you during your employment at WWE, which is confirmed by the Intellectual Property Rider attached to this Agreement, as well as the Confidentiality/Non-Solicitation Agreement also attached to this Agreement, and the provisions of the March 12, 2015 and March 18, 2018 Performance Stock, Retention and Non-Competition Agreements referenced herein in Paragraph 3(b).   Except as set forth in the attached documents, this Agreement supersedes and cancels all prior and contemporaneous written and oral agreements, if any, between WWE and you.  You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of any of the WWE Parties, unless specifically set forth in this Agreement.

15.This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives.

16.If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, you and WWE jointly request that such provision, term or clause be modified to the least extent necessary to render it legal, valid and enforceable.  If any such provision, term or clause of this Agreement cannot be so modified, then such provision, term or clause shall be deemed null, void and severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties, unless this would fundamentally frustrate the purpose of this Agreement.  This Agreement shall be interpreted under the laws of the State of Connecticut, without regard to conflict of law principles.

17.You agree that in the event that you ever seek employment or re-employment with any of the WWE Parties, such party may refuse to employ or re-employ you for any reason or for no reason at all, and you may not and shall not file or pursue any demand, complaint, cause of action, or claim against any of the WWE Parties arising from or related to such refusal.  You also agree that the execution of this Agreement is good, sufficient and legal cause for any of the WWE Parties to reject any application by you for employment or re-employment with any of the WWE Parties.  On the other hand, you promise not to apply for any job with the WWE Parties in the future and the mere fact of this provision entitles the WWE Parties to reject your application or terminate you immediately, if hired.

18.You and WWE agree that, except as otherwise provided below, in the event of any dispute related to or arising from this Agreement, such dispute shall be submitted to binding arbitration.  Any such arbitration shall be conducted in accordance with the American Arbitration Association (“AAA”) Rules for Employment Disputes then in effect, shall take place in Stamford, Connecticut, and shall be conducted before a single neutral arbitrator selected by the AAA.  In any such arbitration, in addition to any damages available under applicable law, the prevailing party shall be entitled to recover its attorneys’ fees and costs from the other party.  Nothing herein shall prohibit either party from seeking injunctive or equitable relief from the state or federal courts of Connecticut in an effort to prevent an actual or threatened breach of this Agreement or in an effort to obtain specific performance of the terms and conditions of this Agreement.  In any such injunction or equitable proceeding, the parties consent to be subject to the jurisdiction of the state and federal courts located in Connecticut and also consent to an award of attorneys’ fees and costs to the prevailing party.

19.This Agreement may be executed separately, in separate counterparts, by you and WWE, and such execution shall be valid and binding, just as if you and WWE each had signed the same original at the same time.

20.Without detracting in any respect from any other provision of this Agreement:

a.In consideration of the payments and benefits provided to you as described in Paragraph 2 of this Agreement, you acknowledge and agree that this Agreement constitutes a knowing and voluntary waiver, release and discharge of all rights or claims you have or may have against any of the WWE Parties, including, but not limited to, all rights or claims alleging discrimination or retaliation under any federal, state or local laws; that you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms; and that you are not acting under the influence of any medication or mind-altering chemical of any type when entering into this Agreement.

b.You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to enforce the terms and conditions of this Agreement.

c.You agree and acknowledge that the payments and benefits provided to you as described in Paragraph 2 of this Agreement are in addition to anything of value to which you are already entitled.

d.WWE hereby advises you that this Agreement is a legal document that imposes binding legal obligations on you.  Accordingly, you were advised to consult with an attorney of your own choice regarding the meaning of all terms and conditions set forth herein prior to executing this Agreement, and you did consult with Daniel M. Young of Wofsey Rosen, Kweskin & Kuriansky, LLP.

e.You were informed that you have twenty-one (21) days from your receipt of the initial draft of this Agreement in which to review and consider this Agreement, although you could have opted to execute it sooner. Your execution of this Agreement signifies your acceptance of each and every term herein. All revisions from the initial draft as reflected in this Agreement were implemented upon your request.

f.You are further advised that you may revoke your acceptance of this Agreement within seven (7) calendar days from the date you sign this Agreement, in which case this Agreement shall become null and void and of no force or effect on either WWE or you.  In order to revoke this Agreement, your revocation must be in writing and postmarked, faxed or delivered by midnight on the 7th calendar day after this Agreement was signed by you.  This revocation must be sent to Jim Langham, Senior Vice President- Deputy General Counsel & Assistant Secretary, World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, fax number (203) 353-2036.  The payments and benefits described above in Paragraph 2 of this Agreement will not be made until WWE receives the signed Agreement, without modification by you, and this seven (7) day revocation period has expired.

21.This Agreement may not be changed or altered, except in writing, signed by WWE, through Jim Langham, Senior Vice President- Deputy General Counsel & Assistant Secretary, and you.

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YOU EXPRESSLY ACKNOWLEDGE AND REPRESENT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT WWE HAS ADVISED YOU THAT YOU HAVE TWENTY-ONE (21) DAYS FROM YOUR RECEIPT OF THE INITIAL DRAFT OF THIS AGREEMENT ON JANUARY 30, 2020 WITHIN WHICH TO CONSIDER AND ACCEPT OR REJECT THE TERMS OF THIS AGREEMENT (ALTHOUGH YOU MAY OPT TO EXECUTE IT SOONER.  CHANGES TO ANY TERM OF THIS AGREEMENT DID NOT AND SHALL NOT RE-START THE 21-DAY CONSIDERATION PERIOD); THAT WWE HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF YOUR CHOOSING, SPECIFICALLY DANIEL M. YOUNG OF WOFSEY, ROSEN, KWESKIN & KURIANSKY LLP; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.  YOU FURTHER HAVE BEEN ADVISED THAT YOU HAVE SEVEN (7) CALENDAR DAYS FROM THE DATE OF YOUR ACCEPTANCE AND EXECUTION OF THIS AGREEMENT IN WHICH TO REVOKE YOUR ACCEPTANCE. IN ORDER TO REVOKE THIS AGREEMENT, SUCH REVOCATION MUST COMPLY WITH THE PROVISIONS OF PARAGRAPH 20(f) OF THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY AS IT HAS IMPORTANT LEGAL CONSEQUENCES.

Date:February 27, 2020/s/ George A. Barrios

George Barrios

WORLD WRESTLING ENTERTAINMENT, INC.

Date:March 3, 2020/s/ Jim Johnstone

Name:    Jim Johnstone

Title:      SVP, Human Resources

You must sign and return this Agreement to Jim Johnstone, SVP, Human Resources, WWE, Inc., 1241 East Main St, Stamford, CT  06902, fax number (203) 328-2510, within twenty-one  (21) days from the date you received an initial draft;  i.e., no later than midnight on February 20, 2020, or you may lose the opportunity to receive the payments and benefits detailed herein.  You initially received this Agreement on January 30, 2020.

INTELLECTUAL PROPERTY RIDER

You reaffirm and agree that any inventions, materials and proceeds created by you in connection with your relationship with WWE (hereinafter, the “Company”) was done at the request of the Company as “works made for hire” and the Company will be deemed the sole author thereof, automatically upon their creation, as contemplated by Sections 101 and 201 of the United States Copyright Act of 1976 as amended (hereinafter, “the Act”).  In the event that any such works were not works made for hire, you hereby irrevocably transfer and assign to the Company in perpetuity throughout the world and in all manner, media and channels of distribution now known or hereafter devised, developed or created, including but not limited to electronic media and the internet, any and all rights, title and interests, including but not limited to the copyright and other proprietary rights, effective automatically as of the creation thereof.  In addition, you reaffirm your irrevocable transfer and assignment, and hereby again irrevocably transfer and assign, to the Company in perpetuity throughout the world any and all rights, title and interests, including but not limited to copyrights, patent rights, trade secrets, trademarks and other proprietary rights, in and to all inventions, materials and proceeds created by you in connection with or arising out of your relationship with the Company, effective automatically as of the creation thereof.  You agree: (a) to disclose promptly in writing to the Company all inventions, materials and proceeds hereunder; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for such ideas, inventions and materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all such materials as “Confidential Information or Trade Secrets.”  You hereby waive any right of “droit moral” or similar right.

In addition, in connection with your relationship with the Company, you may have been photographed, videotaped or otherwise recorded by the Company in connection with Company Event(s) (“Footage”).  You hereby reaffirm and again grant the Company the sole and exclusive right, including the right to authorize others, to use and incorporate the Footage, in whole or in part, in conjunction with other photographs and footage, and the right to use your name, voice, likeness and/or biographical information (collectively, “Likeness”) in connection with the exploitation, advertising, promotion and/or packaging of the Footage, the Event(s) or any future events similar thereto and/or any product into which the Footage may be incorporated, including but not limited to, radio, television, home video or other motion picture programs or sound recordings (“Products”) at such times and in such manner as the Company may elect in perpetuity throughout the world, and to broadcast, exhibit and/or exploit the same in any and all media, whether now or hereafter known or devised.  You further acknowledge and agree that the Company shall be under no obligation to use or exploit the Footage and/or Likeness; that you shall not be entitled to any further payments, residuals, monies or other compensation arising out of the Company’s exploitation of the Footage and/or Likeness in any manner, that you hereby release, discharge and agree to save and hold harmless the Company and/or its assignee from any and all claims of liability arising out of any use of the Footage and/or Products; and that the Footage shall be the sole and exclusive property of the Company in perpetuity.  In this regard, the Footage shall be deemed created for the benefit of the Company as a “work made for hire” as defined in the Act.